                                                                 EXHIBIT (C)(14)

                                AMENDMENT NO. 1
                                       TO
                       TENDER OFFER AND MERGER AGREEMENT
                                 BY AND BETWEEN

                              THOMAS NELSON, INC.,
                            A TENNESSEE CORPORATION,
                           NELSON ACQUISITION CORP.,
                            A DELAWARE CORPORATION,
                                      AND
                            THE C.R. GIBSON COMPANY,
                             A DELAWARE CORPORATION
                             DATE: OCTOBER 16, 1995

                               AMENDMENT NO. 1 TO
                       TENDER OFFER AND MERGER AGREEMENT

     This AMENDMENT NO. 1, dated as of October 16, 1995 (this "Amendment No. 1"), to the Tender Offer and Merger Agreement, dated as of September 13, 1995 (the "Merger Agreement"), by and between THOMAS NELSON, INC., a Tennessee corporation ("Acquiror"), NELSON ACQUISITION CORP., a Delaware corporation ("Merger Subsidiary"), and THE C.R. GIBSON COMPANY, a Delaware corporation ("C.R. Gibson").

                                  WITNESSETH:

     WHEREAS, Acquiror, Merger Subsidiary and C.R. Gibson have entered into the Merger Agreement; and

     WHEREAS, following public announcement of the execution and delivery of the Merger Agreement, an action captioned Crandon Capital Partners v. Bowman, et al. was instituted against C.R. Gibson and its directors in the Court of Chancery of the State of Delaware in and for New Castle County (the "Lawsuit"); and

     WHEREAS, a proposed settlement of the Lawsuit has been agreed upon between the plaintiff and C.R. Gibson, subject to the approval of the Court of Chancery, which proposed settlement has been approved by Acquiror; and

     WHEREAS, the proposed settlement of the Lawsuit contemplates certain amendments to the Merger Agreement;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Section 6.3(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

          (a) Acquisition Proposals. C.R. Gibson hereby agrees (a) that neither it nor any of the C.R. Gibson Subsidiaries shall, and it shall direct and use its best efforts to cause its and the C.R. Gibson Subsidiaries' officers, directors, employees, agents, representatives and affiliates (including, without limitation, any investment banker, attorney or accountant retained by it or any of the C.R. Gibson Subsidiaries) (collectively, the "C.R. Gibson Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders but excluding the transactions contemplated by this Agreement) with respect to a merger, acquisition, consolidation, business combination, recapitalization, liquidation or similar transaction involving, or any purchase of a significant amount of the assets of or more than 25% of any equity securities of, C.R. Gibson (any such proposal or offering being hereinafter referred to as an "Acquisition Proposal") or engage or participate in any negotiations or discussions concerning, or provide any confidential information or data to, or have any discussions with, any corporation, partnership, person or other entity or group relating to any Acquisition Proposal, or otherwise assist or facilitate any effort to attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.3.(a); and (c) that it will notify Acquiror promptly if any such inquiries or proposals (whether formal or informal) are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it or any of the C.R. Gibson Representatives and will promptly communicate to Acquiror the substantive terms of any proposal or inquiry which it may receive and the identity of the person from whom such proposal or inquiry is received. Notwithstanding the foregoing and provided none of C.R. Gibson, the C.R. Gibson Subsidiaries or the C.R. Gibson Representatives is otherwise in violation of this Section 6.3.(a), the Board of Directors of C.R. Gibson may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide proposal in writing, not subject to any financing contingency, to acquire C.R. Gibson pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets,
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     business combination or other similar transaction, if, and only to the extent that (A) the Board of Directors determines in good faith (based on the written opinion of C.R. Gibson's outside counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) the Board of Directors determines in good faith (based on the written opinion of a financial advisor of nationally recognized reputation) that such transaction would be more favorable to C.R. Gibson's stockholders than the Offer, (C) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, C.R. Gibson provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (D) C.R. Gibson keeps Acquiror informed of the substantive terms of any such discussions or negotiations.

     2. Section 9.3 of the Merger Agreement is hereby amended to read in its entirety as follows:

          9.3. Fees Upon Certain Events. In the event that (A) any person (other than Acquiror or any of its affiliates) shall have become, prior to the termination of this Agreement, the beneficial owner of 50% or more of the outstanding shares of C.R. Gibson Common, (B) the Offer shall have expired at a time when the condition set forth in paragraph (a) of Exhibit A hereto shall not have been satisfied and at any time on or prior to one year after the expiration of the Offer any person (other than Acquiror or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding shares of C.R. Gibson Common or shall consummate an Acquisition Proposal, or (C) at any time prior to the termination of this Agreement, any person (other than Acquiror or any of its affiliates) shall publicly announce any Acquisition Proposal and, at any time on or prior to one year after the termination of this Agreement, shall become the beneficial owner of 50% or more of the outstanding shares of C.R. Gibson Common or shall consummate an Acquisition Proposal, then C.R. Gibson shall promptly, but in no event later than two business days after the first of such events to occur, pay Acquiror $2.75 million. C.R. Gibson acknowledges that the agreements contained in this Section 9.3. are an integral part of the transactions contemplated in this Agreement; accordingly, if C.R. Gibson fails to promptly pay the amount due pursuant to this Section 9.3., and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against C.R. Gibson for the fee set forth in this
     Section 9.3., C.R. Gibson shall pay to Acquiror its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 10% per annum.

     3. The execution of this Amendment No. 1 by Acquiror constitutes the approval in writing by Acquiror of the settlement of the Lawsuit by C.R. Gibson on the terms described herein, including, without limitation, the approval of the settlement by the Court of Chancery and, following such approval, the payment by C.R. Gibson of $135,000 of fees and expenses for counsel for the plaintiff in the Lawsuit.

     4. Capitalized terms used herein which are not otherwise defined are used as defined in the Merger Agreement.

     5. Except as specifically amended by this Amendment No. 1, the terms of the Merger Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first above written.

ATTEST:                                        THOMAS NELSON, INC.

/s/ STUART HEATON                              By /s/ JOE L. POWERS
-----------------------------------------------   --------------------------------------------
                                               Title:  EVP & Secretary
                                                     -----------------------------------------

ATTEST:                                        NELSON ACQUISITION CORP.

/s/ STUART HEATON                              By /s/ S. JOSEPH MOORE
-----------------------------------------------   --------------------------------------------
                                               Title: President
                                                     -----------------------------------------

ATTEST:                                        THE C.R. GIBSON COMPANY
/s/ JAMES M. HARRISON                          By /s/ FRANK A. ROSENBERRY
-----------------------------------------------   --------------------------------------------
James M. Harrison                              Frank A. Rosenberry
Secretary                                      President and Chief Executive Officer